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                                Exhibit 12(a)


                       Wallace Computer Services, Inc.
                     Ratio of Earnings to Fixed Charges



                                                                                                         Nine         Nine
                                                                                                         Months       Months
                                                       Twelve months ended July, 31                      Ended        Ended
                                         1997          1996         1995        1994         1993        4/30/98      4/30/97
                                      ----------------------------------------------------------------------------------------
(a)  Consolidated Net Income
     (before extraordinary)              81,282       72,999       55,297       47,268       41,170       59,987       62,002
(b)  Income Taxes                        53,069       45,479       32,163       26,588       21,209       39,702       40,480

(c)  Interest Expense                     2,619        1,311        1,209        1,325        1,196       15,817        1,744

(d)  Rent Expense                         4,200        3,619        3,571        3,519        3,803        5,259        3,173

(e)  Capitalized Interest                 1,321        1,406        1,508          986          787          940        1,183
                                      ----------------------------------------------------------------------------------------
Ratio of earnings to fixed charges         26.2         31.2         23.4         22.2         20.2          6.4         26.7
                                      ========================================================================================

Calculation:  [(a) + (b) + (c) +  ((1/3) x (d)) + (e)] / [(c) + ((1/3) x (d)) + (e)]